Exhibit 99.1

RELEASE	FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Tommy Pruitt	Wes Harris
Senior Director, Communications	Director, Investor Relations
Force Protection, Inc.	Force Protection, Inc.
843.574.3866	843.574.3892
tommy.pruitt@forceprotection.net	wes.harris@forceprotection.net

Force Protection Announces Results for 2010 Second Quarter

~Q2 Net Income Increases to $4.8 Million ($0.07 Per Share) from $0.4 Million ($0.01 Per Share) in 2009~

~Additional Orders for Vehicle Deliveries and Modernization Services
Provide Increased Visibility to Expected Strong Second Half of 2010 and Into 2011~

LADSON, S.C. — August 3, 2010 — Force Protection, Inc. (NASDAQ: FRPT), a leading designer, developer and manufacturer of survivability solutions and provider of total life cycle support for those products, today reported financial results for the three and six months ended June 30, 2010.

Michael Moody, Chairman and Chief Executive Officer of Force Protection, Inc., said, “Our solid financial performance during the 2010 second quarter was a direct result of successfully executing on our strategy to build on our base business.  One significant highlight of the quarter was a much improved gross margin, and we remain focused on driving incremental efficiencies that are sustainable for the long-term.”

Mr. Moody continued, “For the first seven months of 2010, we have secured approximately $480 million in new awards for vehicle deliveries and modernization, as well as spares and sustainment services.  In addition, based on the continued needs of our customers, we expect additional contracts in all categories of revenue in the coming months.  This bodes well for a strong second half of 2010 and provides important momentum as we move into 2011.”

Second Quarter Comparison

In the second quarter of 2010, the Company reported net sales of $137.1 million versus $187.1 million in the second quarter of 2009.  Contributing to the decrease were lower spares and sustainment sales, which were partially offset by increased modernization revenues.

Operating income was $7.3 million in the second quarter of 2010 as compared to $0.6 million in the prior year period.  The combination of a higher gross margin and lower general administrative expenses contributed to the year-over-year increase.

The Company was pleased to record a 23.1 percent gross margin during the 2010 second quarter, which was primarily associated with improvements in program cost management and related contract negotiations.  The Company notes that its gross margins can fluctuate quarter over quarter due to the mix and timing of contract negotiations and contract awards.  As such, the Company continues to target a long-term gross margin of approximately 20 percent.

Net income for the second quarter of 2010 was $4.8 million, or $0.07 per diluted share, as compared to $0.4 million, or $0.01 per diluted share, for the 2009 second quarter.

Year to Date Comparison

For the six months ended June 30, 2010, the Company reported net sales of $272.0 million versus $371.9 million for the six months ended June 30, 2009.  Contributing to the decrease were lower spares and sustainment and vehicle sales, which were partially offset by increased modernization revenues.

Operating income was $9.1 million for the six months ended June 30, 2010 as compared to $12.1 million in the prior year period.  The 2010 year-to-date decrease was primarily associated with lower net sales, although at a higher gross margin percentage, which was partially offset by a reduction in general administrative expense during the current year period.

Net income for the six months ended June 30, 2010 was $5.9 million, or $0.08 per diluted share, as compared to $7.8 million, or $0.11 per diluted share, for the comparable prior year period.

Financial Position

As of June 30, 2010, the Company’s cash and inventories were $120.8 million and $72.9 million, respectively.  In addition, accounts receivable was $147.5 million and accounts payable was $60.5 million as of June 30, 2010.

The decline in the Company’s cash position from December 31, 2009 was primarily associated with the timing of final contract negotiations product deliveries and customer billings.  The Company expects this trend to reverse in the second half of 2010.

Randy Hutcherson, Chief Operating Officer of Force Protection, Inc., commented, “As we expected, our second quarter financial performance reflected an improvement over the 2010 first quarter, and our outlook for the remainder of the year remains strong.  Driving our progress is a steadfast focus on ensuring that we exceed our customers’ needs by providing top-quality vehicles and related services, which has resulted in substantial awards for new business that will carry well into next year.  Complementing these efforts, we are aggressively pursuing additional vehicle and service programs both internationally and domestically.”

Significant Business Development Initiatives

The Company’s Ocelot platform has performed well in its internal testing and offers unprecedented levels of survivability and maneuverability for a vehicle of its size and weight.  The vehicle remains in competition for the United Kingdom Ministry of Defense (U.K. MoD) Light Protected Patrol Vehicle (LPPV) program, with a selection by the U.K. MoD of the preferred bidder expected in September.  The U.K. MoD has stated the LPPV program is an Urgent Operational Requirement, with an anticipated initial buy of at least 200 vehicles and related long-term support with production scheduled to begin in early 2011.

The Ocelot was recently down-selected to continue competitive prototyping in the Manufactured and Supported in Australia option for that military’s Protected Mobility Vehicle-Light Land 121 Phase 4 program.  The program is designed to optimize Australia’s long-term core fleet, and could lead to a manufacturing contract for up to 1,300 vehicles, trailers and related extended services.  A decision as to the next down select could come as early as 2011 with production beginning no earlier than late 2012.  The Company is also pursuing other international and domestic requirements for the Ocelot given its unique operating characteristics.

The Company’s Joint All-Terrain Modular Mobility Asset (JAMMA) vehicle is undergoing testing in advance of the upcoming Air Force Material Command’s Guardian Angel Air-Deployable Rescue Vehicle program.  The JAMMA is a unique armor-ready, four-occupant, hybrid, high-performance vehicle certified to be internally transportable in the V-22 Osprey.  It also has the highest power-to-weight and payload-to weight ratios available on the market.  Beyond the Guardian Angel program, the Company believes the vehicle will meet the requirements of the special operations forces for a number of militaries worldwide.

In addition to pursuing substantial opportunities for its new vehicles, the Company is enjoying continued progress in business development efforts surrounding its established fleet of vehicles.  The Canadian government has recently down selected the Cougar 4X4 and Cougar 6X6 as potential solutions for the Tactical Armored Patrol Vehicle program in support of enhancing its core fleet of military assets.  The procurement is for up to 600 vehicles and related long-term support services, with a contract award to the final selected bidder expected in 2012 and resulting production beginning in 2013.

Outlook

Mr. Hutcherson continued, “The Buffalo and Cougar vehicle families continue to be highly-sought assets that we expect will remain in the core fleets of a number militaries worldwide for many years to come.  In addition, the Ocelot and JAMMA are gaining substantial global attention due to their unique and valuable operating characteristics.  As such, we continue to anticipate orders well into the future for vehicles not only from our current base of customers, but from others that value the unparalleled level of protection and sustainability offered by our products.

“Complementing our vehicle design, development and production efforts, our decision in 2009 to establish a formal Total Life Cycle Support organization to support the long-term operations of our customers has proven extremely beneficial.  While our near-term spares and sustainment revenue is being impacted by previous years’ buildup of inventory when initial vehicles were ordered, our modernization business has benefited and is expected to grow throughout 2010.  We expect modernization, as well as spares and sustainment, will remain important components of our revenue in the future.  This places us in a strong position for the remainder of the year and provides important visibility in 2011 and beyond.”

The Company currently estimates that more than three quarters of its internally targeted revenues for the second half of 2010 are either under contract or nearing completion of agreement to terms.  For 2011, the Company expects the high level of operational tempo in Afghanistan to continue throughout the year. The Company anticipates its significant base of operations related to Buffalo and Cougar vehicles and modernization, spares and sustainment should support $400 million to $500 million of recurring revenues.

Mr. Moody concluded, “Our solid second quarter results and positive outlook are clear indicators that our strategic initiatives to maximize our product offerings and drive increased efficiencies are working.  Our current business provides a significant platform of annual recurring revenue that extends well beyond the current military campaign in the Middle East, and we are taking important steps to build on this base by aggressively pursuing additional vehicle and related support programs that leverage our investment in innovative development surrounding existing and new products.

“Complementing these efforts, we are evaluating opportunities to broaden our portfolio of marketable survivability solutions through prudent acquisitions, investments and partnerships.  This will provide an even further increase in the predictability and visibility of our business, with the underlying premise of driving increased long-term value for our shareholders.”

Enhanced Investor Relations Website

In order to provide additional content and easier access to information of interest to investors, the Company has enhanced the “Investor Relations” section of its website --- www.forceprotection.net.  Please visit the website to review the Company’s SEC filings, governance, ownership data, detailed financials, fundamentals, interactive charting, event calendars, analyst coverage/estimates, downloadable presentations, and other important information.  Investors can also sign-up for email alerts for related to the Company’s SEC filings, news and calendar events, as well as RSS feeds.

Conference Call Information

The Company will hold a conference call today at 4:30 p.m. Eastern Time to discuss these results.  The call will include comments from Michael Moody, Chairman and Chief Executive Officer; Charles Mathis, Chief Financial Officer; and, Randy Hutcherson, Chief Operating Officer.  A question and answer session will follow the management commentary portion of the call.

To listen to the call, dial (866) 804-6926 (for international, dial (857) 350-1672) five to ten minutes prior to the scheduled start time and provide pass code 82975186.  A live Webcast will also be available at that time on the Company’s website, www.forceprotection.net, under the “Investor Relations” section.  Please visit the website at least 15 minutes prior to the call to register for the webcast and download any necessary software.  A replay will be available two hours after the end of the call through midnight Tuesday, August 17, 2010.  To access the replay, dial (888) 286-8010 (for international, dial (617) 801-6888) and enter pass code 81570978, or visit the “Investor Relations” section of the Company’s Web site.

About Force Protection, Inc.

Force Protection, Inc. is a leading designer, developer and manufacturer of survivability solutions, including blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones.  The Company’s specialty vehicles, including the Buffalo, Cougar and related variants, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs).  Complementing these efforts, the Company is designing, developing and marketing new vehicle platforms (including the Ocelot & JAMMA) that provide increased modularity, speed, mobility and concealment with enhanced levels of blast- and ballistic-protection.  The Company also develops, manufactures, tests, delivers and supports products and services aimed at further enhancing the survivability of users against additional threats.  In addition, the Company provides long-term life cycle support services of its vehicles that involve development of technical data packages, supply of spares, field and depot maintenance activities, assignment of highly-skilled field service representatives, and advanced on and off-road driver and maintenance training programs.  For more information on Force Protection and its products and services, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking statements include, among other things: the growth, demand and interest for Force Protection’s services and vehicles, including the Buffalo Cougar, Ocelot and JAMMA; expectations for future modernization and service-related contracts; the ability to meet current and future requirements; the Company’s execution of its business strategy and strategic transformation, including its development initiatives and opportunities to broader its platform; and, the Company’s expected financial and operating results, including its revenues, cash flow and gross margins, for future periods.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements.  Examples of these factors include, but are not limited to, ability to effectively manage the risks in the Company’s business; the ability to develop new technologies and products and the acceptance of these technologies and products; and, the other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and as updated in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

(Tables follow)

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In Thousands, Except Per Share Data)
Net sales	$137,139	$187,116	$271,986	$371,850
Cost of sales	105,457	161,403	214,915	309,235
Gross profit	31,682	25,713	57,071	62,615
General and administrative expenses	19,124	20,172	37,864	41,023
Research and development expenses	5,284	4,892	10,131	9,497
Operating income	7,274	649	9,076	12,095
Other income (expense), net	189	(133)	262	(195)
Interest (expense) income, net	(62)	103	(194)	(33)
Income before income tax expense	7,401	619	9,144	11,867
Income tax expense	(2,624)	(178)	(3,231)	(4,050)
Net income	$4,777	$441	$5,913	$7,817
Earnings per common share:
Basic	$0.07	$0.01	$0.09	$0.11
Diluted	$0.07	$0.01	$0.08	$0.11
Weighted average common shares outstanding:
Basic	68,787	68,425	68,729	68,416
Diluted	69,606	68,979	69,609	68,909

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	As of June 30,	As of December 31,
	2010	2009
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$120,766	$147,254
Accounts receivable, net	147,536	143,480
Inventories	72,925	74,075
Deferred income tax assets	15,958	16,235
Income taxes receivable	—	1,352
Other current assets	4,098	3,031
Total current assets	361,283	385,427
Property and equipment, net	57,794	58,918
Investment in unconsolidated joint venture	2,665	2,541
Other assets, net	625	202
Total assets	$422,367	$447,088

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$60,518	$86,588
Due to United States government	23,136	25,965
Advance payments on contracts	3,392	1,164
Other current liabilities	15,070	21,044
Total current liabilities	102,116	134,761
Deferred income tax liabilities	1,225	1,236
Other long-term liabilities	364	—
	103,705	135,997
Commitments and contingencies
Shareholders’ equity:
Common stock	70	70
Additional paid-in capital	261,856	260,112
Accumulated other comprehensive income	44	129
Retained earnings	56,692	50,780
Total shareholders’ equity	318,662	311,091
Total liabilities and shareholders’ equity	$422,367	$447,088

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the six months ended June 30,
	2010	2009
	(In Thousands)
Cash flows from operating activities:
Net income	$5,913	$7,817
Adjustments to reconcile net income to net cash (used in) provided by operating activities —
Depreciation and amortization	7,927	6,676
Deferred income tax provision	313	2,049
Income tax effect realized from stock transactions	(12)	—
Stock-based compensation	1,714	1,260
Provision for asset impairment	—	748
Provision for inventory	1,154	891
Loss on disposal of property and equipment	5	158
Equity in (earnings) loss of unconsolidated joint venture	(131)	484
(Increase) decrease in assets —
Accounts receivable	(4,056)	(4,010)
Inventories	(4)	(52,268)
Advances to subcontractor	—	(26,027)
Prepaid income taxes	—	(8,893)
Income taxes receivable	1,352	—
Other assets	(1,419)	(707)
Increase (decrease) in liabilities —
Accounts payable	(26,742)	37,039
Due to United States government	(2,829)	14,604
Advance payments on contracts	2,228	47,385
Other liabilities	(5,597)	(8,865)
Total adjustments	(26,097)	10,524
Net cash (used in) provided by operating activities	(20,184)	18,341
Cash flows from investing activities:
Capital expenditures	(5,029)	(5,302)
Purchase of marketable securities	—	(9,985)
Proceeds from the sale of fixed assets	22	—
Purchase of JAMMA assets	(1,200)	—
Investment in unconsolidated joint venture	—	(2,149)
Net cash used in investing activities	(6,207)	(17,436)
Cash flows from financing activities:
Proceeds from issuance of common stock	17	37
Income tax effect realized from stock transactions	12	—
Net decrease in other long-term liabilities	—	(128)
Net cash provided by (used in) financing activities	29	(91)
Effect of foreign currency rate changes on cash	(126)	—
(Decrease) increase in cash and cash equivalents	(26,488)	814
Cash and cash equivalents at beginning of year	147,254	111,001
Cash and cash equivalents at end of period	$120,766	$111,815

#####